UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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TICC Capital Corp.

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TICC SENDS LETTER TO STOCKHOLDERS

Highlights Key Reasons For Rejecting NexPoint and TSLX Proposals

Urges Stockholders to Vote WHITE Proxy Card to Protect Their Investment and Quarterly Distribution

GREENWICH, CT – September 29, 2015 – TICC Capital Corp. (NASDAQ: TICC) (the "Company," "TICC," "we," or "our") sent a letter to stockholders in connection with the Company’s Special Meeting on October 27, 2015. The letter highlights key reasons why the TICC Special Committee (comprised of three independent, disinterested Board directors) rejected proposals from both TPG Specialty Lending, Inc. (“TSLX”) and NexPoint Advisors, L.P. (NexPoint), in favor of the previously announced agreement under which an affiliate of Benefit Street Partners, LLC (“BSP”) would become the Company’s new investment adviser. The letter also urges stockholders to discard any mailings and GOLD or BLUE proxy cards they may receive from TSLX or NexPoint.

The letter and additional information regarding the Special Meeting can be found at www.TICCBSPAgreement.com

The full text of the letter is as follows:

September 29, 2015

Dear Stockholder:

URGENT: VOTE NOW TO PROTECT YOUR INVESTMENT & QUARTERLY DISTRIBUTION

In August, TICC Capital Corp. (“TICC”) announced that the members of its investment adviser had entered into an agreement with Benefit Street Partners under which BSP will acquire control of TICC’s investment adviser. TICC’s stockholders are being asked to approve a new investment advisory agreement with BSP and to elect six new directors to TICC’s Board of Directors. The Company’s name will change to Benefit Street Capital Corp. We need your vote to approve these proposals at the October 27, 2015 Special Meeting.

PLEASE SIGN & RETURN THE WHITE CARD TODAY!

OR GO TO WWW.TICCBSPAGREEMENT.COM FOR ONLINE VOTING INSTRUCTIONS

Although TICC will have a different name after the closing of this transaction, you will still own the same amount and same type of securities in the same Company. Additionally, TICC’s Board of Directors has negotiated a lower management fee – from an annual rate of 2 percent of the Company’s gross assets to an annual rate of 1.5 percent, and the Company’s quarterly distribution policy will remain the same.

Furthermore, we believe the Company’s stockholders will benefit from, among other things:

•	The resources of a larger platform, an increase in deal flow and the opportunity to act as lead investor in more transactions,

•	Access to BSP’s relationships and investment professionals,

•	A more diversified portfolio over time, with a reduced concentration in CLO investments,

•	The opportunity to realize the full net asset value of the Company’s portfolio, and

•	The potential for an increased trading price of the Company’s common stock.

 WHAT’S AT STAKE? WHY IS THIS URGENT? AND WHO ARE TSLX AND NEXPOINT?

Recently, two other firms, TPG Specialty Lending, Inc. (TSLX) and NexPoint Advisors, L.P. (NexPoint) began fighting over the future of TICC. It’s a little complicated, so please stay with us!

Simply put, TSLX wants to buy all of TICC for substantially less than it is worth. In short, they want to pay you $7.50 per share in TSLX stock for TICC’s stock, which has a net asset value per share as of June 30, 2015 of $8.60! We think that is good for them, but definitely not good for you, our stockholders. TSLX, if they were successful, would also pay you lower distributions on an as-converted per share basis. Even NexPoint agrees with us that the TSLX proposal is a bad one for TICC stockholders, saying in a recent letter that:

•	“TSLX’s takeover proposal will destroy [TICC’s distribution rate].”

•	“TSLX’s takeover price is inadequate.”

But while NexPoint agrees with us on TSLX, NexPoint is upset that TICC chose BSP and not NexPoint to advise TICC going forward. So they have started their own campaign to try to convince stockholders to support their bid to advise TICC. Sour grapes, maybe? We urge you to ignore any mailings you receive from NexPoint and TSLX.

Contrary to some of NexPoint’s assertions, the TICC Special Committee of the Board did carefully evaluate the NexPoint proposal. To be blunt -- we didn’t like it. We determined that the proposed BSP investment advisory agreement is better and in the best interests of stockholders.

BSP is – in our view -- a better, stronger manager with a deeper investment bench, more experience and a better track record. We believe the proposed BSP investment advisory agreement is the best combination of quality and economics – and that BSP will be a better steward of your assets than NexPoint. Additionally, various members and affiliates of BSP and TICC’s investment adviser have committed to purchase a minimum of $20 million of the Company’s common stock within 12 months after the closing of the transaction.

Our Independent Process

You should know that, to avoid any actual or perceived conflict in assessing TICC’s options, TICC formed a 3-person Special Committee of the Board led by Steve Novak. None of the Special Committee members (all independent directors) had – or have -- a personal financial stake in the outcome of their deliberations. Their sole focus was on independently evaluating the competing proposals and making a determination in the best interests of all stockholders. As noted above, they believe the BSP investment advisory agreement is qualitatively superior to those presented by NexPoint and TSLX.

SO WHAT SHOULD YOU DO?

IGNORE ANY MAILINGS YOU MAY RECEIVE FROM TSLX or NEXPOINT

DO NOT SIGN OR RETURN ANY GOLD or BLUE CARDS YOU MAY RECEIVE IN THE NEXT FEW WEEKS - JUST THROW THEM AWAY!

EVEN IF YOU HAVE ALREADY VOTED, WE URGE YOU TO VOTE THE WHITE CARD TODAY!

The Special Committee of our Board, comprised of three independent directors, carefully reviewed various options for the Company and strongly believe that the BSP proposal is in your best interests.

PLEASE SIGN & RETURN THE WHITE CARD TODAY! OR GO TO WWW.TICCBSPAGREEMENT.COM FOR ONLINE VOTING INSTRUCTIONS

Thank you for your support.

Sincerely,

Steve Novak

Chair, Special Committee, TICC Capital Corp.

Important

Your Vote Is Important. No matter how many shares of TICC’s common stock you own, please vote your WHITE proxy today, to ensure that your instructions are received in a timely manner. We urge you to vote by telephone or Internet by following the instructions on the enclosed WHITE proxy card or by signing, dating and mailing your card in the enclosed envelope.

If any of your shares of common stock are held in the name of a brokerage firm, bank, bank nominee or other institution, they can only vote your shares upon receipt of your specific instructions.

If you have any questions or require any additional information concerning the TICC Capital Corp. Special Meeting, please contact our proxy solicitor, Okapi Partners at the address set forth below.

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, New York 10022

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (877) 566-1922

Email: info@okapipartners.com

About TICC Capital Corp.
TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Additional Information and Where to Find It
In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company's website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the approval of the proposed new investment advisory agreement. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith.

Forward Looking Statements
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

TICC Contacts

Media:
Brandy Bergman/Meghan Gavigan

Sard Verbinnen & Co

212-687-8080

Stockholders:

Bruce Goldfarb/Tony Vecchio

Okapi Partners LLC

877-566-1922